Exhibit 10.6

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6	CDISCOUNT BUSINESS AGREEMENT

MADE BY AND BETWEEN THE UNDERSIGNED:

Banque du Groupe Casino, a public limited company incorporated under French law with capital of €23,470,000, whose registered office is at 6 avenue de Provence, 75009 Paris, listed on the Paris Trade & Companies Register under number 434 130 423, represented by Mrs Catherine Vidal, duly authorised for the purpose hereof,

Hereinafter referred to as “Banque Casino”

PARTY OF THE FIRST PART,

AND,

Cdiscount, a public limited company incorporated under French law with capital of €2,497,408.62, whose registered office is at 4-6 cours de l’Intendance, 33000 Bordeaux, listed on the Bordeaux Trade & Companies Register under number 424 039 821, represented by Mr Nicolas Woussen, duly authorised for the purpose hereof,

Hereinafter referred to as “Cdiscount”

PARTY OF THE SECOND PART,

Hereinafter referred to individually as a “Party” and collectively as the “Parties”.

PREAMBLE:

1. Cdiscount, a subsidiary of the Casino Group, is in the mail-order sales business and also has a certain number of points of sale for all types of products. Within this framework, Cdiscount edits and operates in particular a website accessible, on the effective date hereof, via the address http://www.cdiscount.com (hereinafter the “Cdiscount Website”), enabling internet users to access numerous offers of products and services.

2. Banque Casino is a credit institution whose object is to distribute financial products and services to the customers of the Casino Group in view of making them loyal to the Group.

3. Convinced of their complementarity and of the convergence of their respective interests, since 2005 the Parties have developed collaboration in view of allowing Banque Casino to distribute and promote, to Cdiscount customers, all of the financial products and services it sells.

4. Crédit Mutuel and Casino have established a partnership in the domain of banking products and services (including Consumer Credit products, payment and credit cards and any other payment method and service), insurance and savings products, embodied in particular by Crédit Mutuel taking a stake in the capital of Banque Casino and by the contribution by Crédit Mutuel of its recognised experience in the domain of Consumer Credit and financial services.

5. In this context, Casino and Crédit Mutual have entered into a shareholders agreement (hereinafter the “Shareholders Agreement”) whose object is to determine the terms and conditions of their partnership in the capital of Banque Casino, and Banque Casino and Crédit Mutuel shall enter into a cooperation and services agreement (hereinafter the “Cooperation and Services Agreement”) pursuant to which (in particular) Crédit Mutuel, which has the necessary know-how and tools, shall provide to Banque Casino the products and services enabling this latter to develop its business and to improve the quality of its products and services. Further, Banque Casino and Crédit Mutuel (or any company of the Crédit Mutuel Group) have concluded a nominee agreement in the framework of the launch of the universal payment card (the “UPC Contract”) which has been marketed and sold since 1 October 2011 (the Shareholders Agreement, the Cooperation and Services Agreement and the UPC Contract hereinafter referred to as the “Agreements”).

6. As Crédit Mutuel has taken a stake in the capital of Banque Casino and in view of the Agreements, the Parties have desired to enter into the agreement herein (hereinafter the “Agreement”) in view of reflecting the development of their partnership in the financial products and services sector in addition to the marketing and sale of the financial products and services provided by Banque Casino (hereinafter the “Partnership”).

WHEREOF, THE PARTIES HAVE AGREED AS FOLLOWS:

DEFINITIONS

Articles	means the articles of the Agreement herein.

Banque Casino Card	means any universal bank payment card issued by Banque Casino and potentially combined with a financial reserve.

Casino

means Casino, Guichard-Perrachon, a public limited company incorporated under French law with capital of €168,571,402.11, whose registered office is at 1 Esplanade de France, 42000 Saint-Etienne, listed on the Saint-Etienne Trade & Companies Register under number 554 501 171.

Operational and Financial Committee	has the meaning given to it in Article 8.2.

Strategic Committee	has the meaning given to it in Article 8.1.

Agreement	has the meaning given to it in the Preamble.

Cooperation and Services Agreement	has the meaning given to it in the Preamble.

UPC Contract	has the meaning given to it in the Preamble.

Consumer Credit	means the activity described by Articles L.311-1 to L.311-3 of the French Consumer Code.

Crédit Mutuel

means Banque Fédérative du Crédit Mutuel, a public limited company incorporated under French law with capital of €1,302,192,250, whose registered office is at 34 rue de Wacken, 67000 Strasbourg, listed on the Strasbourg Trade & Companies Register under number 355 801 929.

Bank Files

means the customer files compiled from information contained in the Banque Casino database related to all personal information (customer ratings and behaviour) collected by Banque Casino on persons who, via the Cdiscount Website, have subscribed to a Banque Casino Product.

Cdiscount Files	means the customer files compiled from personal data related to Cdiscount customers.

Customer Files	has the meaning given to it in Article 13.1.2

Crédit Mutuel Group

means Caisse Fédérale de Crédit Mutuel Est Europe, Banque Fédérative du Crédit Mutuel, Euro-Information, CM-CIC Services and all entities, consortiums or other structures controlled by these entities, within the meaning of Article L.233-3-I (1) and (2) of the French Commercial Code.

Procedures Guide	means the manuals, instructions and procedures for selling Banque Casino Products, including the risk policy, established by Banque Casino.

Shareholders Agreement	has the meaning given to it in the Preamble.

Partnership	has the meaning given to it in the Preamble.

Notice Period	has the meaning given to it in Article 16.

Preamble	means the preamble of the Agreement herein.

Banque Casino Products	has the meaning given to it in Article 1.1.

New Product	has the meaning given to it in Article 1.2.

Cdiscount Website	has the meaning given to it in the Preamble.

Casino Exit	has the meaning given to it in Article 13.2.

ARTICLE 1 — OBJECT OF THE AGREEMENT

1.1                               Banque Casino Products

The object of the Agreement herein is to set forth the essential principles of the Partnership, and in particular:

(i)            The terms and conditions of the development, distribution and promotion exclusively to Cdiscount customers, via the Cdiscount Website and all marketing or distribution channels used by Cdiscount, of the financial products and services proposed by Banque Casino which include in particular:

•                  Bank products and services (including Consumer Credit products, particularly in the form of traditional loans for specific purposes, traditional personal loans or renewable personal loans and more generally any other forms permitted by the applicable regulations; payment and credit cards; any other payment methods and services);

•                  Insurance products;

•                  Savings products;

hereinafter referred to as the “Banque Casino Products”.

It should be noted that insurance and savings products may be proposed by Banque Casino together with partner insurance companies or financial institutions.

(ii)           The roles and commitments of each of the Parties within the framework of the Partnership.

It is hereby stated that the Parties make a commitment to do their utmost to ensure the correct development of the Partnership. Each Party undertakes in particular to perform the Agreement herein with loyalty and is prohibited from anything which may harm, directly or indirectly, the activity, image and name of the other Party.

1.2 New financial products

The Parties undertake to study and define together in the Strategic Committee, on the request of either of the Parties, the development and adaptation of the Banque Casino Products and the development by Banque Casino of new financial products in view of them being marketed and sold by Cdiscount through the Cdiscount Website and any other marketing or sale channel of Cdiscount (hereinafter a “New Product”).

In the event Banque Casino (i) refuses to provide these additional financial products and/or services requested by Cdiscount, or makes no proposal within a period of forty-five (45) days from the request of Cdiscount, or (ii) is only able to do so under financial terms and conditions which are significantly more onerous for Cdiscount and/or in significantly longer time-limits than those which would be proposed by another potential partner for significantly similar services and of a comparable quality, Cdiscount shall then be free to contact, in the cases referred to in (i) and (ii), Crédit Mutuel or one of its subsidiaries for the provision of the additional financial products and/or services.

In the event Crédit Mutuel and its subsidiaries (i) refuse to provide these additional financial products and/or services requested by Cdiscount, or make no proposal within a period of forty-five days from the request of Cdiscount, or (ii) are only able to do so under significantly more onerous financial terms and conditions for Cdiscount and/or in significantly longer time-limits than those which would be proposed by another potential service-provider for significantly similar services and of a comparable quality, Cdiscount shall be free to contact, in the cases referred to in (i) and (ii), a third party for the provision of the additional financial products and/or services.

In the event the Parties consider truly innovative a New Product developed from their collaboration, they shall determine by mutual agreement the restrictions, for the Party which was not the originator of the innovation, of using this New Product other than within the framework of the Partnership. Such restrictions may however only be temporary (up to 3 to 6 months) and shall not result in preventing the normal operating of the activities of either Party.

ARTICLE 2 — TERRITORY OF THE AGREEMENTS

By express agreement between the Parties, the scope of the Agreement herein is limited to mainland France, including Corsica, on the understanding that the Banque Casino Products which will be proposed to Cdiscount customers pursuant hereto, particularly on the Cdiscount Website, may only be subscribed by customers residing in mainland France.

In the event Cdiscount wishes to develop its activities abroad, it undertakes to notify this to Banque Casino and ensure that Banque Casino is able to make it a proposal of collaboration for the country in question.

ARTICLE 3 — EXCLUSIVITY

3.1                               Principle of exclusivity

Cdiscount grants to Banque Casino, for the entire duration of the Agreement, total and absolute exclusivity for the distribution of all banking products and services (including Consumer Credit products, payment and credit cards, and any other payment methods or services), insurance and savings products, to all of its current and future French customers, within the limit of the provisions set out in the present Article. It should be noted, as required, that this principle of exclusivity does not prohibit Cdiscount from being able to accept the use by its customers of payment methods other than those provided by Banque Casino.

Cdiscount shall do its utmost to extend this commitment of exclusivity to the companies it controls or which enter under its control within the meaning of Article L.233-3 of the French Commercial Code, and which were not already bound by an equivalent contract with a third party or which would not make use of services similar to those provided by Banque Casino under the terms hereof, with such commitment constituting an obligation of means and not an obligation of results. In case of extension of the exclusivity to companies it controls or which are to be controlled (within the meaning of Article L.233-3 of the French Commercial Code) by Cdiscount, the Parties undertake to negotiate in good faith the amendments to be made to the Agreement herein in order to take account of its extension to the said companies.

In consequence thereof, Cdiscount undertakes not to sell to its customers, directly or indirectly, competitor products or services of the Banque Casino Products and, more generally, not to enter into any agreement of any nature whatsoever on the distribution of banking products (including

Consumer Credit products, payment and credit cards, and any other payment methods and services), insurance or savings products, save derogation granted by Banque Casino under the conditions provided in Article 3.2 hereinafter.

Cdiscount acknowledges that this commitment of exclusivity is an essential and decisive condition of the will of Banque Casino to be a party hereto, without which this latter would not have entered into the Agreement herein, to which it may only be derogated under the conditions expressly provided under the Agreement herein.

3.2                               Exceptions to exclusivity

3.2.1                     Aurore Network

Banque Casino expressly authorises Cdiscount to accept as a payment method the payment and/or credit cards that are included in the Aurore network.

3.2.2                     Advertising related to products of competitors of Banque Casino

Banque Casino authorises Cdiscount to sell to competitors of Banque Casino advertising spaces on the Cdiscount Website. This authorisation only concerns advertising contracts, entered into under usual terms and conditions for such activities (particularly in terms of remuneration) and for a limited period, with the exception of any other type of contract or agreement. The authorisation herein does not concern bank cards particularly those affiliated to a competitor distribution network.

Cdiscount undertakes to ensure that the exposure given to the competitor products on the Cdiscount Website, via the sale of advertising spaces, is significantly less than the exposure given to the Banque Casino Products. The exposure given to competitor products shall be reviewed quarterly within the Operational and Financial Committee.

If the business stakes related in particular to the profitability of the JV (or of the appropriate structure which will be put in place within the framework of the Agreement) so require, Cdiscount hereby undertakes to put an end to the advertising operations referred to hereinabove within a period of three (3) months from the request of Banque Casino.

3.3                               Non-compliance with the exclusivity

Cdiscount acknowledges that in case of breach of the commitment of exclusivity, the awarding of damages would not be sufficient repair for Banque Casino.

In the event of a breach of its commitment of exclusivity, as provided in the present Article, Cdiscount shall end such breach as promptly as possible and within a period which may not in any event exceed seventy-two (72) hours from the observation by Banque Casino of the breach.

Further, Cdiscount shall owe to Banque Casino a lump-sum indemnity of five thousand euros (€5,000) per period of breach of twenty-four (24) hours, without prejudice to any other claim of Banque Casino.

In addition if, at the end of the aforementioned period of seventy-two (72) hours, Cdiscount has not remedied the breach, Banque Casino may request the termination of the Agreement herein under the conditions provided in Article 17 hereinafter, without prejudice to any damages which Banque

Casino may claim.

ARTICLE 4 — CONTRIBUTIONS AND COMMITMENTS OF BANQUE CASINO

4.1                               Banque Casino Products

Banque Casino undertakes, subject as appropriate to the agreement of its partners for the products concerned, to propose to Cdiscount all of the Banque Casino Products which it sells, and which it might develop, for the entire duration of the Agreement herein.

4.2                               Compliance with the applicable regulations

Banque Casino undertakes to comply, and to ensure that Cdiscount is able to comply, with all of the legal and regulatory provisions applicable to the Banque Casino Products and to the distance sale of financial products and services.

Banque Casino shall provide Cdiscount with all the legal and regulatory information prescribed within the framework of the marketing and sale of the Banque Casino Products.

4.3                               Drafting of the Procedures Guide

All of the procedures for account opening, acceptance of credit or granting of any Banque Casino Product, in addition to risk policy and customer processes, shall be drafted by Banque Casino within the framework of the Procedures Guide. The Procedures Guide may be freely amended by Banque Casino subject to prior collaboration with Cdiscount, within the Operational and Financial Committee, so as to satisfy as best as possible the operational and commercial constraints of each of the Parties whilst complying with the applicable legal and regulatory provisions and the standards of the profession.

4.4                               Role of Banque Casino in the implementation and management of the Banque Casino Products

Banque Casino shall perform:

(i)            The review and procedure for accepting applications for credit made to it by Cdiscount customers or prospects. The decision and methods of acceptance are the exclusive remit of Banque Casino.

(ii)           Updating of the Procedures Guide pursuant to Article 4.3 hereinabove.

(iii)          The drafting of the different financial terms and conditions applicable to the Banque Casino Products, particularly the applicable interest rates, terms of use and terms of repayment. The said conditions may be freely changed on the sole initiative of Banque Casino, in accordance with its business policy and/or the applicable legislative and regulatory provisions.

(iv)          The processing of transactions entered into by subscribers of Banque Casino Products and, as appropriate, the issuance of account statements.

(v)           The determination of interest rate scales and rates practiced in addition to pricing of the associated credit insurance and the annual charge for the Banque Casino Card, after information of Cdiscount.

(vi)          Recovery of the sums due by customers to Banque Casino for Banque Casino Products.

(vii)         Control of the compliance of Banque Casino Products with the applicable legal and regulatory provisions, and of the validity of any planned advertising for Banque Casino Products, whether at the initiative of Banque Casino or submitted by Cdiscount within a time-limit enabling Banque Casino to exercise effective control,.

(viii)        Handling of disputes and requests for information made by subscriber customers of Banque Casino Products via Cdiscount, related exclusively to the subscription of Banque Casino Products and excluding disputes as to delivery, compliance and in general, disputes or information directly concerning the business activities and goods or services marketed and sold by Cdiscount.

Cdiscount acknowledges and accepts that, for anything concerning the procedures for granting and managing Banque Casino services and credits subscribed by visitors of the Cdiscount Website in addition to, more generally, via all of the marketing and sales channels of Cdiscount, Banque Casino may make use of its own methods, procedures, techniques and terms and conditions which it may freely change, subject to prior collaboration with Cdiscount.

ARTICLE 5 — CONTRIBUTIONS AND COMMITMENTS OF CDISCOUNT

5.1                               Expertise of Cdiscount

Cdiscount shall provide Banque Casino Products the benefit, in view of the achievement of the common objectives of the Parties, of its expertise and know-how in terms of promoting products and services and running websites, and particularly of:

•                  its sales and marketing know-how;

•                  its IT development and operating capacities;

•                  its online sales and marketing IT tools;

•                  its brand and website management capacities;

•                  its business development capacities.

To this end, Cdiscount shall make available to Banque Casino the personnel required for the implementation of its expertise and for the achievement of the objectives defined together with Banque Casino under the Agreement herein.

Cdiscount shall pay, in respect of the personnel assigned to the performance of the Agreement herein, all social security contributions and tax obligations incumbent upon it by the legislation in force, and in particular the potential costs, taxes and duties further to the performance by its personnel of the services provided for under the Agreement herein.

5.2                               Distribution of Banque Casino Products

Cdiscount shall ensure, subject to the applicable legal and regulatory constraints, the widest distribution possible of Banque Casino Products to its customers.

Cdiscount undertakes to permanently promote to its customers the Banque Casino Products, particularly by ensuring that the Banque Casino Products, on the Cdiscount Website and any other distribution or sales channel used by Cdiscount, shall have the appropriate visibility and advertising.

Within this framework, Cdiscount may have to perform actions falling within the remit of the regulations applicable to the direct marketing of banking or financial products and services. To this end, Cdiscount shall be authorised by Banque Casino as direct marketer, by the signature no later than on the effective date hereof of the templates given in Appendix I hereto. It should however be noted that Cdiscount, the personnel and the agents of Cdiscount authorised to engage in direct marketing, shall never visit the home of a customer to offer him or her a Banque Casino Product. If, however, the Parties subsequently agree that such visit is necessary for the development of the Partnership, the Parties shall, prior to such direct marketing, perform the necessary legal formalities.

Cdiscount shall perform the management and monitoring of the agreements with advertising networks and agencies allowing for distribution of Banque Casino Products on the Cdiscount Website. Cdiscount shall thus ensure the implementation of the business and marketing policies defined together within the framework of the Committees as provided in Article 8 hereinafter.

5.3                               Banque Casino Card

The Banque Casino Card issued and managed by Banque Casino shall always be presented to Cdiscount customers as the preferred payment method on the Cdiscount Website.

If Cdiscount wishes to develop the loyalty and activity of its customers by offering them a multi-brand loyalty programme associated with the Banque Casino Card, Cdiscount undertakes to join as a priority the SMILES loyalty programme (or any other multi-brand loyalty programme associated with the Banque Casino Card), under financial terms that are acceptable for Cdiscount. In such circumstances, the Banque Casino Cards shall incorporate the corresponding functionalities.

Cdiscount undertakes to permanently promote, and in collaboration with Banque Casino, the Banque Casino Card in addition to the borrower insurance policies related thereto, by giving it an attractive marketing content (particularly through customer advantages such as services, discounts, exclusivities etc.) and by ensuring, particularly on the Cdiscount Website, sufficient visibility and advertising to achieve the card creation and use objectives defined together by the Parties.

5.4                               Consumer credit

Cdiscount may propose to its customers, within the framework of a timetable which shall be jointly defined in the Operational and Financial Committee, promotional credits and “three times at no cost” payments.

As regards “free credit” transactions, it is agreed that the cost borne by Cdiscount shall be equal to the refinancing rate of the outstanding amount plus 675 basis points. It shall be capped at the standard customer scale rate.

As regards so-called offset rate transactions, these shall be invoiced to Cdiscount at the rate provided hereinabove for the free credit plus the rate paid by the customer.

5.5                               Compliance with regulations and standards applicable to the security of remote payments

Cdiscount undertakes to comply with the legislative and regulatory provisions in force, in France, applicable to its business, particularly in terms of the online provision of goods and services and in terms of security of methods of payment, and also to adopt procedures pursuant to the world standard PCI DSS and as a minimum 3DSecure. Banque Casino undertakes to keep Cdiscount informed of changes in the regulations applicable to the security of methods of payment and to help it define appropriate solutions.

As a specialist in internet sales, Cdiscount undertakes to check the compliance of all products and services (excluding the Banque Casino Products) offered to its customers, such that Banque Casino may never be held liable in this respect.

5.6                               Commitments of Cdiscount related to the offer of Banque Casino Products

Cdiscount undertakes:

(i)            To comply with all procedures pertaining to account opening, credit acceptance or the granting of any Banque Casino Product, as well as the risk policy and customer processes, notified by Banque Casino within the framework of the Procedures Guide.

(ii)           To ensure in full the handling of disputes, complaints and requests for information related to its own activities and to the goods and services it markets and sells, and to bear in full any unpaid amounts and processing costs related to such disputes.

(iii)          Not to make, in relation to its customers, any order, decision or commitment for and on behalf of Banque Casino, as regards the acceptance or not of a Banque Casino Product, without having been expressly and previously authorised to do so by Banque Casino.

(iv)          Not to receive from its customers, directly or indirectly, any administration fees or commission, in any form whatsoever, related to putting them in contact with Banque Casino via itself and/or its various media.

(v)           To submit in advance to Banque Casino for validation, within the framework of the procedures defined in the Procedures Guide, any draft advertising information to its customers concerning Banque Casino Products, regardless of the advertising medium planned, within a time-limit enabling Banque Casino to exercise effective control.

ARTICLE 6 — FINANCING OF PURCHASES AND ELECTRONIC PAYMENT COMMISSION

The financing of purchases made at Cdiscount with the Banque Casino Card shall be financed on D+1 (business day), with D being the date on which the transaction takes place.

Secondly, Cdiscount shall pay to Banque Casino an electronic payment commission of 0.25% of the amount of the purchases, including tax paid by a customer to Cdiscount, using a Banque Casino Card. Such electronic payment commission shall be taken directly by Banque Casino and deducted from the amount of the financing paid by Banque Casino to Cdiscount.

ARTICLE 7 — IMPLEMENTATION AND CONDITIONS OF THE OFFER OF SPECIFIC LOAN FINANCE

7.1                               Credit granting procedure

(i)            Banque Casino is in charge of the examination and acceptance of the Consumer Credit application made to it by the customer or by the Cdiscount prospect, pursuant to its technical procedures and acceptance methods, as established in the Procedures Guide.

(ii)           Banque Casino reserves the discretionary right, depending on its own acceptance criteria, to accept or refuse the Consumer Credit applications made by Cdiscount customers.

(iii)          The duration of the Consumer Credits granted by Banque Casino for the financing of the goods and services proposed for sale by Cdiscount may go up to sixty (60) months. It may further relate, occasionally, to either Consumer Credits associated with a deferred repayment period, or Consumer Credits at an offset rate determined in accordance with a specific agreement to be entered into, on a case by case basis, between Cdiscount and Banque Casino.

(iv)          Cdiscount shall make available to internet users interested in Banque Casino financing, potentially further to an informative simulation of the conditions which this latter may potentially grant them, a page of the Cdiscount Website allowing them to document their application for financing.

(v)           The information entered by the internet user on the Cdiscount Website, via the said questionnaire, shall be immediately remotely transferred, confidentially and securely, to Banque Casino.

(vi)          After examining the information of the said questionnaire, Banque Casino shall directly contact the internet user in order to process as quickly as possible the follow-ups on his or her application for financing. A maximum response time for the financing agreement shall be set out in the Procedures Guide.

7.2                               Transfer of funds

In case of acceptance of the application for financing to Banque Casino, this latter shall transfer to Cdiscount, on +1 day after receipt of the preparation advice sent by Cdiscount, via an account opened in the books of Banque Casino called “Financing Account”, the funds related to the accepted credit application, subject to the following conditions being met:

•                  Cdiscount shall have obtained confirmation by Banque Casino of the approval of the borrower and of the final entering into of a traditional credit agreement for the specified purpose.

•                  Banque Casino shall be in possession of the prior credit offer duly documented by the borrower, along with bank details or a cancelled cheque in addition to the other supporting documents potentially requested.

•                  Cdiscount may only ask Banque Casino to release funds after expiry of the statutory cooling-off period and after delivery or performance of the service pursuant to the terms, conditions and descriptions set forth in the purchase order placed with the customer.

The request for release of funds by Banque Casino shall be made by Cdiscount, by fax or email marked “Accepted for payment”, or by another method agreed between the Parties within the framework of the committees referred to in Article 8.

Correlatively to the aforementioned fund transfers, Banque Casino shall send to Cdiscount on a daily basis the paper advices concerning the funds assigned during the said day.

The Parties may agree to change the operating methods and processes related to the terms and conditions of the aforementioned offer. Such changes shall be enacted jointly within the framework of the committees referred to in Article 8.

ARTICLE 8 — GOVERNANCE

In order to ensure the determination of strategic decisions, promotion of the Banque Casino Products in accordance with the development of Cdiscount and maintenance of the spirit of the Partnership, the Parties intend to procure the means of mutual information and regular and in-depth collaboration.

In particular, all decisions related to the preparation and monitoring of business plans and budgets, and marketing and sales action plans and strategies, shall be defined by mutual agreement within the committees, and shall be written up in minutes drafted and signed by the representatives appointed by the Parties.

To this end, the Parties have decided to put in place the following bodies:

8.1                               Strategic Committee

The Strategic Committee is composed of the Chief Executive Officer and the Chief Financial Officer of each of the Parties, in addition to two (2) permanent representatives of the Operational and Financial Committee, on the understanding that in all cases the Parties shall be equally represented in the Strategic Committee. Further, Banque Casino may invite any service-provider to attend the meetings of the Strategic Committee without disposing of voting rights.

The mission of the Strategic Committee is in particular:

•                  to prepare and validate the shared budgets and to monitor the consistency of the budgets of each Party for the joint activities having budgetary impacts on either Party;

•                  to make potential corrections to budgets during the financial year;

•                  to implement the sale and marketing strategies and the assigned sale and marketing budgets;

•                  to develop the offering of Banque Casino Products;

•                  to arbiter any dispute observed within the Operational and Financial Committee.

The decisions of the Strategic Committee shall be made subject to a qualified majority.

The Strategic Committee shall meet on a quarterly basis.

8.2                               Operational and Financial Committee

The Operational and Financial Committee is composed of the Chief Financial Officer of each of the Parties, in addition to anyone the Parties intend to appoint to perform the marketing and sales and operational management functions, on the understanding that in all cases the Parties shall be equally represented in the Operational and Financial Committee.

The mission of the Operational and Financial Committee is in particular:

•                  to implement and guarantee the achievement of the budgetary objectives validated in advance by the Strategic Committee;

•                  to prepare action plans, to assure the monitoring thereof and to monitor their achievement;

•                  to propose to the Strategic Committee the applicable budgets, their potential corrections and the applicable sales and marketing strategies;

•                  to control the correct operating of the Partnership and to make, or to propose to the Strategic Committee, the corrections it considers necessary;

•                  to guarantee the control and compliance of the profitability objectives of the business;

•                  to guarantee compliance with the business plan and budgets validated in advance by the Strategic Committee;

•                  to perform monthly monitoring of the budgetary results;

•                  to alert, as appropriate, the Strategic Committee to any variances observed;

•                  to coordinate the process of preparing budgets and/or plans.

The decisions of the Operational and Financial Committee shall be made subject to a qualified majority.

The Operational and Financial Committee shall meet at least once (1 time) a month, and also at any time at the request of one of its members, as often as necessary for proper management of the Partnership.

Each meeting of the Operational and Financial Committee shall be written up in minutes and circulated to all members of the Strategic Committee.

In the absence of decision by a qualified majority, the point at dispute shall be submitted to the Strategic Committee.

8.3                               Personnel dedicated to monitoring the Partnership

The Parties agree, in order to facilitate the day-to-day operating of the Partnership, to assign the necessary human resources to perform monitoring and operational management of the Partnership.

Notwithstanding the place of performance of their employment contracts, the persons assigned to monitoring of the Partnership by the Parties shall remain under the sole line management and exclusive control of their employer.

ARTICLE 9 — REPORTS AND REPORTING

Subject to the applicable legal constraints the Parties shall define, within the framework of the committees referred to in Article 8, all reports and reporting in addition to their content and their frequency necessary for the proper economic, commercial and financial management of the business.

ARTICLE 10 — FINANCIAL PROVISIONS

10.1                        Property of outstandings

It is expressly agreed between the Parties that Banque Casino shall remain the exclusive owner of the outstandings generated by the credits developed within the framework of the joint venture herein.

10.2                        Joint venture

To allow for the pooling of the resources required for the Partnership and the respective contributions of Cdiscount and of Banque Casino to the profits and losses of the joint business, a joint venture may be set up pursuant to terms to be agreed between them in order to perform their business together, on the understanding that some costs related to IT services and to the electronic management of documents shall be invoiced directly for the purposes of the Cooperation and Services Agreement.

10.3                        Right of exclusive access to Cdiscount customers

In consideration of the right of exclusive access to Cdiscount customers granted to Banque Casino under the terms and conditions provided herein, Banque Casino undertakes to pay to Cdiscount a fixed and final amount of seven million euros (€7,000,000) no later than on 31 December 2011.

ARTICLE 11 — LIABILITY

11.1                        Banque Casino shall guarantee Cdiscount against any direct loss arising from any legal proceedings instigated by customers or third parties against Cdiscount pertaining to the issue of a Banque Casino Product that does not comply with the applicable legal and regulatory obligations, provided that such proceedings are not due to a breach by Cdiscount of its obligations under the Agreement herein.

11.2                        Cdiscount shall guarantee Banque Casino against any direct loss arising from any legal proceedings instigated by customers or third parties against Banque Casino pertaining to the advertising made in relation to the Banque Casino Products in the event Cdiscount has not complied with its obligation to submit to Banque Casino, for prior validation and within a reasonable amount of time allowing Banque Casino to exercise effective control, its advertising plans, as provided in Article 5.6 (v) hereinabove.

11.3                        In case of dispute of a commercial nature related to the products and services marketed and sold by Cdiscount entailing payment default of the credit and/or failing repayment of a debit, even recorded in cash, for a Banque Casino Product, Cdiscount undertakes to do its utmost in order to resolve the situation within a period of thirty (30) days and, in case of settlement, shall provide written proof thereof to Banque Casino within the same period. Failing settlement, Banque Casino shall be entitled to charge its Cdiscount account with the cost of eliminating the financing (cancellation of the initial financing), plus any potential fees and charges.

11.4                        If one of the Parties is held liable due to breach by the other Party of its obligations under the Agreement herein, this latter undertakes to compensate the former for any direct loss which may arise therefrom.

11.5                        In the event a third party holds one of the Parties liable in relation to the Banque Casino Products, the other Party shall, as far as possible, provide it with assistance in the defence of their mutual interests.

11.6                        Each of the Parties shall be personally liable for the content of the website it operates. In general, each of the Parties shall act for itself and under its own responsibility and conserves alone the entire responsibility for its own actions. Thus, each Party shall ensure under its own responsibility that all the content it provides in the co-marketed page of the website of the other Party, in addition to all the content of its own website, complies with the French laws and regulations in force.

11.7                        Each of the Parties undertake to immediately notify the other Party of any claim, complaint or legal action of which it becomes aware, directly related to the hypertext link between the Cdiscount Website and the Banque Casino website, instigated or likely to be instigated by a third party, in addition to any infringement observed, a fault with the hypertext link or else the use thereof by an unauthorised third party.

11.8                        Cdiscount shall be personally responsible for and shall guarantee Banque Casino against any dispute arising from the payment of purchases made by customers using the Banque Casino Card, if such purchases are made in the absence of any receipt of transaction signed by the customer. To this end, it is agreed that in case of observation by a customer in relation to a payment by card made without a receipt signed by the customer, Banque Casino may debit the account of Cdiscount to obtain repayment from the customer of the amount of the transaction disputed by this latter.

11.9                        In case of non-compliance by Cdiscount with its obligations depriving Banque Casino of being able to obtain from the borrower for any reason whatsoever repayment of one or more monthly payments, Cdiscount undertakes, upon the first request of Banque Casino, to cancel the transaction and to repay to Banque Casino the amount of the initial financing, plus any costs and bank charges, in addition to the commission initially paid by Banque Casino.

In such case, the repayment to Banque Casino shall be made:

•                  as a priority, by a debit against subsequent financing. To do so, Cdiscount expressly and irrevocably authorises Banque Casino to make withdrawals from the financing account opened by this latter in the name of Cdiscount.

•                  failing this, by a payment made by Cdiscount by any means at its convenience upon the first request of Banque Casino.

ARTICLE 12 — CONFIDENTIALITY

The Parties agree on the strictly confidential nature of their agreements and of the information of any nature exchanged between them, both during the period preceding the signature of the

Agreement and within the framework of their contractual relationships, and that the information obtained at such time shall be used exclusively for the purposes of performance of the Agreement.

In consequence thereof, the Parties are formally prohibited, save express authorisation of the other Party or legal or regulatory provision, from disclosing, for any reason and to anyone whatsoever, for the duration of their relationships or upon their expiry for any reason whatsoever, all information concerning them of which they might become aware, regardless of whether such information is organisational, technical, commercial, financial or other in nature.

The Parties shall guarantee the correct performance of the obligation of confidentiality by their representatives, personnel and agents, their service-providers, and more generally their helpers. The Parties undertake to take all precautions to prevent all risks of disclosure of the said information.

Such obligation of confidentiality shall continue for a period of three (3) years from the end of the Agreement herein.

ARTICLE 13 - USE OF CUSTOMER FILES AND COMPLIANCE WITH APPLICABLE REGULATIONS

13.1                        Property of Customer Files

13.1.1              Cdiscount Files

Cdiscount Files shall remain the property of Cdiscount.

Cdiscount undertakes to provide, within the limits of the regulations on privacy and in particular the directives of the CNIL, all personal information and data in its possession, particularly in its Cdiscount Files, in order to enable Banque Casino to propose all its Banque Casino Products to Cdiscount customers.

Under the Agreement herein, Banque Casino has a right of use of the Cdiscount Files, which it may transfer to the Crédit Mutuel Group, for the sole purposes of the performance by this latter of its services under the Cooperation and Services Agreement.

In any event Banque Casino, and as appropriate the Crédit Mutuel Group:

•                  shall not have, with regard to the Cdiscount Files, any right of title;

•                  undertakes to protect the integrity and security thereof;

•                  undertakes not to use the Cdiscount Files, directly or indirectly, other than for the performance of the services entrusted to it under the Agreement herein;

•                  shall take all necessary measures to ensure the protection and conservation, by itself and by Crédit Mutuel within the framework of the Cooperation and Services Agreement, of the personal information which the Cdiscount Files contain, and shall report on this to Cdiscount;

•                  undertakes, at the end of the Agreement herein, to cease using the Cdiscount Files, to return them to Cdiscount, and not to keep any copy thereof in any form whatsoever.

In general, Banque Casino undertakes to respect, and ensure that its personnel and its agents respect, the strictly confidential nature of the personal information contained in the Cdiscount Files, to which Banque Casino has access pursuant hereto.

13.1.2              Bank Files

The Bank Files are the property of Banque Casino and fall within the remit of banking secrecy by which Banque Casino is bound under its Articles of Association. It should be noted that any disclosure of such information to a third party shall be liable to the penalties provided for in Article 226-13 of the French Criminal Code.

The Cdiscount Files and the Bank Files shall be referred to hereinafter as the “Customer Files”.

13.1.3              Use of Customer Files for marketing actions

Banque Casino may, after collaboration and validation with Cdiscount, use the Cdiscount Files to launch a marketing action provided:

•                  that the distribution of the Banque Casino Products targeted by such marketing action has been approved in advance by Cdiscount, and

•                  that Banque Casino indicates to Cdiscount the quarterly schedule of its marketing actions, so as to assure the necessary coordination between Cdiscount’s marketing and that of Banque Casino.

13.2                        Return of Customer Files

At the end of the Agreement herein, regardless of the cause thereof, Banque Casino undertakes to return to Cdiscount all Cdiscount Files and its operating databases on the date of termination of the Agreement. At the end of such return, Banque Casino undertakes not to keep any personal information contained in the Cdiscount Files and no longer to use such information in any manner whatsoever, without prejudice to its rights to similar information collected within the framework of its activity and constituting the Bank File.

Without prejudice to the provisions of the previous paragraph, in case of transfer of the stake of Casino in the capital of Banque Casino (hereinafter the “Casino Exit”), the Parties expressly agree that Banque Casino shall maintain the right to use the Cdiscount Files on the date of the Casino Exit, on the understanding that in such event:

•                  Banque Casino may only use them to market the Banque Casino Products via Cdiscount;

•                  the intensity of the marketing action performed from Cdiscount Files shall not be more than that observed on the average of the thirty-six (36) months prior to the Casino Exit; and that

•                  Cdiscount may perform (or have performed by any experts it commissions) any appropriate checks and have any requisite measures prescribed in view of complying with the aforementioned conditions of use of the Cdiscount File.

13.3                        Compliance with the regulations applicable to Customer Files

Each Party hereunto undertakes to comply with all the legal and regulatory provisions on the IT processing of files and in particular, with those of French Act No. 78-17 of 6 January 1978, as amended, on “Data Processing, Data Files and Individual Liberties”, when it collects and has collected and/or processes and has processed personal information collected from the Partnership and guarantees the other Party consequently.

Each Party shall in particular inform internet users thereof and shall ensure the security of the information collected.

Cdiscount makes a commitment to Banque Casino to respect strictly, under its entire responsibility, the total confidentiality of any Bank Files of which it might become aware, and not to keep any trace thereof.

Finally, each Party undertakes to make and perform, for itself, all necessary and mandatory declarations, steps and administrative formalities in respect of the CNIL, and discharges the other Party from any responsibility in respect thereof.

ARTICLE 14 — INTELLECTUAL PROPERTY RIGHTS

14.1                        Property of the content of the websites of the Parties

It is expressly agreed that the access of internet users, via a hypertext link on the Cdiscount Website, to data contained on the Banque Casino website, in addition to the access by the internet users to the information and data related to Banque Casino Products shown on the Cdiscount Website and on any other potential medium of Cdiscount, does not confer to Cdiscount any right on such data, information, products, services and programmes which shall remain the entire and exclusive property of Banque Casino or its assigns.

Cdiscount is prohibited, further, from marketing and disclosing to any prospect and to any customer, and also in general to any third parties hereto, without prior written authorisation given on a case by case basis by Banque Casino, the acceptance and selection criteria of Banque Casino in addition to the customer criteria describing the risk associated with, or appetite for, Banque Casino Products, particularly the holding of the Banque Casino Card, in addition to the know-how, data and information of any nature which Banque Casino may transfer to Cdiscount under the Agreement herein.

Reciprocally, Banque Casino is prohibited from using the know-how, data and information sent by Cdiscount for purposes other than those related to the Agreement herein.

The Agreement herein does not entail any transfer of property rights, or any free reproduction and/or free representation with regard to the information, elements and distinctive signs composing the pages of the website of each Party.

Each Party conserves all the literary and/or artistic property rights and more generally all of the intellectual property rights on the content of its own website in addition to on its own developments, programmes and creations designed for the implementation and operating of the collaboration described herein.

By way of derogation to the foregoing, it is hereby recalled and agreed that all the information and data mentioned and/or recorded on or through the Cdiscount Website and related to the Banque Casino Products, procedures, processes, applicant borrowers, and the customers of Banque Casino, shall exclusively remain the property of Banque Casino.

14.2                        Use of trademarks and logos

Within the framework of the distribution of the Banque Casino Products and in particular for the purposes of any promotional or marketing action concerning the Banque Casino Products, each of the Parties consents to the other Party, for the entire term of the Agreement, a right of use and of reproduction (i) of the trademark “Banque Casino” and (ii) of the trademark “Cdiscount”, and of its logo, or of any other logo which replaces it within the framework of a change of marketing policy.

The right of use of the trademark “Cdiscount”, and of its logo, is granted to Banque Casino exclusively for the activities covered or which will be covered by the exclusivity referred to in Article 5.2 of the Shareholders Agreement, for the entire term of this exclusivity.

Cdiscount undertakes not to use the trademark and/or the logo “Banque Casino” other than for the promotion of the Banque Casino Products, and Banque Casino undertakes not to use the trademark and/or logo “Cdiscount” other than for the distribution and promotion of the Banque Casino Products in the Cdiscount network.

Further, in order to formalise the Partnership, it is expressly agreed that each Party may, subject to the conditions and restrictions provided herein, reproduce the logo and trademark of the other Party exclusively on its co-marketed Cdiscount-Banque Casino pages of its website and may do so for the entire term hereof.

To this end, each Party hereunto grants to the other Party, as a non-exclusive and non-transferable right and free of charge, the right to reproduce, display and represent its trademark and/or its company name through the sole website of the other Party and for the performance of the Agreement herein.

ARTICLE 15 — AUDIT

Each Party has in respect of the other Party the right to audit the accounts of the other Party in respect of the joint venture in addition to the right to have audits carried out on the organisation, resources and methods of the audited Party and to access all necessary and relevant information concerning the operating of the Partnership. The Parties undertake in good faith to cooperate fully within the framework of this audit.

It is agreed that such right may only be exercised once (1 time) a calendar year, excluding the case of an emergency audit, and, secondly, that the performance of such audit shall not, as far as possible, disrupt the activity of the audited Party.

Within the meaning of the Article herein, an emergency audit shall be substantiated by the potential or real seriousness of a given situation.

The exercising of this right implies that the audited Party is notified thereof with at least thirty (30) days’ notice in advance of the audit, excluding the case of an emergency audit in which case this notice period shall be five (5) days.

The audit shall be carried out at the times and on the days previously agreed upon with the entity to be audited, which shall do its best efforts in respect thereof. The auditor shall be chosen jointly by the Parties. Failing agreement between the Parties in the fifteen (15) days following the notification of the audit (three (3) days in case of emergency), the auditor shall be appointed by the Presiding Judge of the Paris Commercial Court to which the matter has been referred by the most diligent Party. In the event the audit identifies significant breaches of the entity concerned in relation to the obligations incumbent upon it under the Agreement, Banque Casino or Cdiscount, as appropriate, may put in place any additional audit which would be reasonably necessary, provided notice of five (5) days is respected.

The audit report, which shall be a confidential document, shall be presented to the Operational and Financial Committee, entrusted with drawing the potential consequences from the audit and preparing an action plan in view of remedying the breaches observed.

The audit report shall also be notified to the Audit Committee of Banque Casino.

All of the costs incurred under the audit shall be borne by the Party who initiated the audit, unless the audit reveals a substantial breach by the other Party of its obligations, in which case such costs shall be shared between the two Parties.

Secondly, Cdiscount undertakes to submit to any audit requested by the supervisory authorities of Banque Casino, to cooperate fully with these and to provide all information which might be requested by the auditors.

ARTICLE 16 — TERM

The Agreement shall enter into force on 30 December 2011. The Agreement shall have a term of five (5) years from 30 December 2011. The Agreement shall then be tacitly renewed for a period of five (5) years, save waiver by one of the Parties, sent to the other Party by registered letter with acknowledgement of receipt, no later than 18 months (hereinafter the “Notice Period”) before the maturity of the initial term or the first renewal period.

In the event Cdiscount (i) notifies to Banque Casino, under the conditions referred to hereinabove, its intention not to renew the Agreement and (ii) plans to enter into a new partnership agreement which would have an object (in all or in part) similar to that of the Agreement herein, Banque Casino shall benefit from a right to enter into, preferentially, with Cdiscount the partnership in question provided that Banque Casino falls in line with the terms and conditions, both quantitative and qualitative, of any proposed competitor partnership which, according to Cdiscount, reflects the best quality/price ratio. To this end, Cdiscount undertakes to send Banque Casino the significant terms and conditions of any competitor proposal (but not the identity of the service-provider). Within a period of one month from the receipt of such notification, Banque Casino shall have the possibility of notifying to Cdiscount its decision to fall in line with these terms and conditions, in which case a special agreement or an amendment of the Banque Casino Products and of their prices shall be agreed within the same period of time.

ARTICLE 17 — EARLY TERMINATION

17.1                        Termination for fault

In case of serious breach by one Party of one of its main obligations under the Agreement herein, this latter shall send to the defaulting Party, by registered letter with acknowledgement of receipt, formal notice to comply with the obligations in question, within a period of thirty (30) days.

If, at the end of such period, the obligations in question have not been complied with, the non-defaulting Party may automatically terminate the Agreement herein, without prejudice to damages which might be claimed from the defaulting Party. The termination shall be effective at the end of the Notice Period.

17.2                        Force majeure

The Parties suffering the effects of a force majeure event shall immediately notify to the other Party in writing the start and end of the circumstances determining the force majeure event. The performance of the obligations of the prevented Party shall then be postponed by a period equal to that of the duration of the suspension due to this cause.

However, after a period of thirty (30) days of interruption due to a force majeure event, each Party may decide to terminate the Agreement by registered letter with acknowledgement of receipt sent to the other.

17.3                        Termination of the Shareholders Agreement or of the Cooperation and Services Agreement

The Agreement herein is entered into in consideration (of a determining nature) of the partnership between Crédit Mutuel and Casino, as formalised in the Shareholders Agreement and as shall be formalised in the Cooperation and Services Agreement.

In the event the Shareholders Agreement or, once entered into, the Cooperation and Services Agreement, are terminated, for any cause whatsoever, or expire without being renewed, the Parties agree that the Agreement herein may also be terminated on the request of one of the Parties, without such termination giving a right to the other Party to any compensation whatsoever.

The early termination of the Agreement herein shall become effective at the end of the Notice Period which shall commence from the first event to arise between (i) the notification of the non-renewal of the Shareholders Agreement by Casino or Crédit Mutuel, and (ii) the notification of the exercising of a preliminary purchase or sale agreement by Casino or Crédit Mutuel under the Shareholders Agreement.

ARTICLE 18 — CONSEQUENCES OF THE NON-RENEWAL OR OF THE TERMINATION OF THE AGREEMENT

18.1                        The termination, for any reason whatsoever, of the Agreement herein shall not end the agreements in course by which the customers benefit from Banque Casino Products, which shall be continued by Banque Casino under the terms and conditions provided when they were entered into.

18.2                        The Parties undertake to vote in the General meeting on the winding-up of the JV which shall be put in place within the framework of the entry into force of the Agreement herein, with Banque Casino guaranteeing compliance with this provision by Crédit Mutuel.

ARTICLE 19 — ASSIGNMENT

The Agreement herein is entered into by each of the Parties within the framework of the Partnership, in consideration of the person of the other Party. It may not, under any circumstance, be the subject of a total or partial assignment, with or without consideration, by one of the Parties, without the prior written agreement of the other Party.

ARTICLE 20 — GENERAL PROVISIONS

20.1                        The entry into force of the Agreement herein shall automatically entail, without there being a need to perform any formality whatsoever, the termination (i) of the previous agreement entered into on 31 March 2006 between the Parties and amended by rider dated 1 December 2009, in addition to (ii) all the agreements or commitments between the parties prior to this day, having the same object.

20.2                        The Agreement herein may only be amended by rider dated and signed by the Parties.

20.3                        The waiver, tacit or express, by one of the Parties to invoke the benefit of any right whatsoever arising herefrom, in a specific case, may not be interpreted as constituting the waiver by this Party of the right to invoke the benefit of this right in another case or in the same case in the future or to invoke any other right or provision hereof.

20.4                        Each of the Parties acts for itself and for its own account. It has neither the power nor the authorisation to make commitments on behalf of the other Party in any manner whatsoever. None of the provisions of the Agreement may be interpreted as creating, between the Parties, a subsidiary or any legal entity whatsoever.

20.5                        The Parties mutually undertake to keep each other informed, within reasonable time-limits, of foreseeable and/or planned changes which might affect the performance of the Agreement herein.

20.6                        In the event a provision hereof becomes null and void in all or in part, such nullity shall not affect the validity of the rest of the Agreement provided that the Parties undertake to replace this null and void provision with a written legal provision corresponding to the spirit and to the object thereof and with an equivalent economic effect.

ARTICLE 21 — GOVERNING LAW AND SETTLEMENT OF DISPUTES

The Agreement herein shall be governed by French law.

Any dispute which may arise herefrom (including, without this list being exhaustive, the existence, interpretation, performance, expiry, termination, cancellation or validity hereof) shall be definitively settled pursuant to the Rules of Arbitration of the International Chamber of Commerce of Paris, by three arbiters appointed pursuant to these Rules. The place of arbitration shall be Paris and the language of arbitration shall be French.

Each Party may request the Presiding Judge of the Commercial Court (ruling in summary proceedings) to order emergency measures or protective measures, pursuant to Articles 872 and 873 of the French Code of Civil Procedure, without French law being applicable to the arbitration procedure in general in the absence of an express provision of the court and without such application being deemed a waiver of this arbitration clause.

Drawn up in Paris

On 30 December 2011

In 2 original copies

[signature]	[signature]

For Cdiscount	For Banque Casino

Mr Nicolas Woussen	Mrs Catherine Vidal

Appendix:

Appendix I: Agency Agreement on Direct Marketing

APPENDIX I

AGENCY AGREEMENT ON DIRECT MARKETING AND SWORN STATEMENT

AGENCY AGREEMENT ON THE DIRECT MARKETING OF BANKING AND FINANCIAL SERVICES

MADE BY AND BETWEEN

1.              BANQUE DU GROUPE CASINO, a public limited company incorporated under French law with capital of €23,470,000, whose registered office is at 6 avenue de Provence, 75009 Paris, listed in the Paris Trade & Companies Register under number 434 130 423, represented by Mrs Catherine Vidal;

Hereinafter referred to as “the Principal”

Party of the first part,

AND,

2.              CDISCOUNT, a public limited company incorporated under French law with capital of €2,497,408.62, whose registered office is at 4-6 cours de l’Intendance, 33000 Bordeaux, listed in the Bordeaux Trade & Companies Register under number 424 039 821, represented by Mr Nicolas Woussen;

Hereinafter referred to as “the Agent”

Party of the second part,

The Principal and the Agent hereinafter referred to individually as a “Party” and collectively as the “Parties”.

PREAMBLE:

A.            On 30 December 2011, the Principal entered into with the Agent a business agreement entering into force on the same day (hereinafter the “Agreement”) in view of enabling the development, distribution and promotion, exclusively to customers of the Agent, via the Cdiscount Website and all marketing or distribution channels used by the Agent, of the financial products and services proposed by the Principal.

B.            Under the Agreement, it is provided that the Agent shall ensure, subject to the applicable legal and regulatory constraints, the widest distribution possible of the products of the Principal to its customers.

C.            Thus, the Agent has committed to permanently promote to its customers the Products (as this term is defined in the Agreement) of the Principal, particularly by ensuring that the Products of the Principal, proposed via the Cdiscount Website and any other distribution or marketing channel used by the Agent, have the appropriate visibility and advertising.

D.            Within this framework, the Agent may have to perform actions falling with the remit of the regulations applicable to the direct marketing of banking and financial services pursuant to the provisions of Articles L 341-1, L 341-4 to L 341-17 and L 353-1 to L 353-5 of the French Monetary and Financial Code.

E.             Pursuant to the entry into force of the Agreement on the date hereof, the Parties have come together and entered into the direct marketing agency agreement herein (the “Agency Agreement”)

WHEREOF, THE PARTIES HAVE AGREED AS FOLLOWS:

1.                                      PRELIMINARY REPRESENTATION

The Agent represents that it has full knowledge of all the provisions of Chapter I of Part IV of the French Monetary and Financial Code on the direct marketing of banking services or other financial services and decrees related thereto and that it meets all the conditions provided by the aforementioned texts and in particular those related to taking out the insurance policy referred to in Article 3 hereinafter.

2.                                      AGENCY AGREEMENT

The Principal gives to the Agent, which accepts, an agency agreement with the ability of sub-delegation to its employees authorising them to directly market the financial products and services as indicated in the Agreement with the exclusion of all others.

The Agency Agreement herein is given intuitu personae; it may not be assigned or transferred in any manner whatsoever, whether for consideration or not, to any third party whatsoever.

3.                                      PERFORMANCE TERMS OF THE AGENCY AGREEMENT

It is hereby specified that the Agent may not be substituted by any principal in the form of a legal entity for the performance of its mission. The Agent shall be fully and jointly and severally liable in respect of the

Principal for any default or negligence of any employee used by the Agent for the performance of the Agency Agreement herein.

It is however expressly provided, pursuant to Article 5.2 of the Agreement, that the Agent, and the employees and representatives of the Agent authorised to engage in direct marketing, may never visit the home of a customer to offer him or her the financial products and services of the Agent. If however the Parties subsequently agree that such visit is necessary for the development of their partnership, the Parties shall, prior to such direct marketing, perform the necessary legal formalities.

4.                                      COMMITMENTS OF THE AGENT

The following provisions have for the Principal a substantial nature. Their breach by the Agent shall lead to the immediate termination of the Agency Agreement herein, without prejudice to potential damages.

The Agent undertakes:

•                  to present itself to customers in its capacity as agent working on behalf of the Principal,

•                  to comply with the provisions of paragraph 1 of Article L. 341-11 of the French Monetary and Financial Code on the duty, before offering products or services, to inquire about the financial situation of the person solicited and his or her experience and objectives in terms of investment or financing. To this end, the Agent expressly undertakes to provide the person solicited with clear and understandable information to enable him or her to make his or her decision,

•                  to provide in writing, to the person solicited, regardless of the medium thereof, all the information listed in Article L. 341-12 of the French Monetary and Financial Code.

•                  to take out an insurance policy covering the pecuniary consequences of its professional civil liability, pursuant to the minimum levels provided in Article D.341-3 of the French Monetary and Financial Code, and to provide proof thereof on the first request of the Principal;

•                  to check that its marketers meet the conditions provided for in Article D.341-2 of the French Monetary and Financial Code on the direct marketing of banking or financial services and to keep supporting documents for each marketer,

•                  to ensure, pursuant to Article L 341-9 of the French Monetary and Financial Code, that the persons carrying out direct marketing are not subject to one of the incapacities referred to in Article L 341-9 of the same Code (the provisions shall be reiterated in the sworn statement signed at the same time as the Agency Agreement herein),

•                  to send to the Principal the list of persons authorised to carry out direct marketing and to notify it immediately of those who are no longer authorised to do so,

•                  to provide to the Principal the information required for the registration of marketers provided for by Article D.341-4 of the French Monetary and Financial Code,

•                  to comply with, and ensure that its employees and its sub-agents comply with, all the present or future legal regulations applicable to the exercising of its activity and of the mission arising from the Agency Agreement herein, on the understanding that the Principal may not be held liable for non-compliance by the Agent or its employees with all or part of the legal and regulatory provisions and provisions of the Agency Agreement herein with which this latter has expressly undertaken to comply.

In the event the Principal is nevertheless held liable, the Agent shall be fully and exclusively liable both in respect of the Principal and in respect of third parties and shall bear alone, in full and definitively, the entire consequences of any non-compliance by it with all provisions of Chapter I, Book IV of the French Monetary and Financial Code on the direct marketing of banking services or other financial services and the decrees related thereto,

•                  to assist in compliance with the anti-money laundering obligations imposed by the provisions of Articles L 561-1 to L 561-45 of the French Monetary and Financial Code.

The Agent is further prohibited:

•                  from proposing products or services of the Principal other than those for which it has received express instructions from this latter and which are indicated in the Agreement,

•                  from signing, for and on behalf of the Principal, the contract concerning any product for the provision of which direct marketing has been practiced. In the event the Agent does not comply with this commitment, it alone shall be liable both in respect of the Principal and in respect of third parties and shall bear alone, in full and definitively, the entire consequences of its actions,

•                  from being paid, claiming or receiving from customers or third parties, in any form whatsoever, sums representative of provisions, commission, research costs, marketing costs, costs of compiling files or any contribution whatsoever before the final entering into of the credit agreement.

5.                                      REMUNERATION OF THE AGENT

The Agency Agreement herein is entrusted by the Principal and accepted by the Agent free of charge.

6.                                      COMMITMENTS OF THE PRINCIPAL

The Principal commits:

•                  to make available to the Agent and for the product it shall propose to its customers, documentation pursuant to the provisions of Article L 341-12 of the French Monetary and Financial Code;

•                  to give to the Agent any indication necessary for the correct distribution of its product to the persons solicited in accordance with Article L 341-11 of the French Monetary and Financial Code.

7.                                      REPRESENTATION OF CAPACITY

The Agent certifies that the natural persons authorised to manage or administer the company, its employees and sub-agents shall comply with the conditions provided by paragraphs 1 and 2 of Article D.341-2 of the French Monetary and Financial Code.

It further certifies that neither itself nor the persons referred to hereinabove have, in the last ten years, been subject to a prohibition or the penalties provided for in paragraph 3 of Article D.341-2 of the French Monetary and Financial Code and do not have any incapacity or prohibition to exercise the activity provided for in the Agency Agreement herein.

8.                                      TERM OF THE AGENCY AGREEMENT — TERMINATION

The Agency Agreement herein shall enter into force on 30 December 2011 for a term of two (2) years. At the end of such period, it shall be renewed by tacit renewal, for successive periods of one (1) year save waiver three (3) months before the anniversary date of its entry into force by one of the parties by registered letter with acknowledgement of receipt.

The entry into force of the Agency Agreement herein shall automatically entail, without any formality needing to be performed, the termination of the previous agency agreement entered into between the Parties on 31 March 2006.

In any event, the Agency Agreement herein may be terminated, without prejudice to potential damages, in particular in the following cases:

•                  the non-performance of one of its obligations by one of the Parties. In such a case, the other Party may terminate it within a period of fifteen (15) days after formal notice has remained unheeded by the defaulting party, notified by registered letter with acknowledgement of receipt, to comply with the Agency Agreement herein,

•                  the inaccuracy of the representations of one of the Parties,

It shall also be immediately automatically terminated, without notice or compensation of any nature, in case of cessation, for any cause whatsoever, of the Agreement entered into between the Principal and the Agent.

The termination of the Agency Agreement herein shall entail the obligation for the Agent to recover from its employees any direct marketer authorisations issued under the Agency Agreement herein.

9.                                      COURT WITH JURISDICTION

Any dispute which may arise herefrom (including, without this list being exhaustive, the existence, interpretation, performance, expiry, termination, cancellation or validity hereof) shall be definitively settled pursuant to the Rules of Arbitration of the International Chamber of Commerce of Paris, by three arbiters appointed pursuant to these Rules. The place of arbitration shall be Paris and the language of arbitration shall be French.

Each Party may request the Presiding Judge of the Commercial Court (ruling in summary proceedings) to order emergency measures or protective measures, pursuant to Articles 872 and 873 of the French Code of Civil Procedure, without French law being applicable to the arbitration procedure in general in the absence of an express provision of the court and without such application being deemed a waiver of this arbitration clause.

Drawn up in two (2) copies in Paris

Drawn up in Paris

On 30 December 2011

In two original copies

For the Principal	For the Agent

Catherine Vidal	Nicolas Woussen

[signature]	[signature]

SWORN STATEMENT

I, the undersigned, Mr Nicolas Woussen, acting as legal representative and thus being authorised to manage or administer CDISCOUNT entrusted by BANQUE CASINO pursuant to Article L 341-4 of the French Monetary and Financial Code in order to directly market banking or financial services.

Swear on oath that I and all employees of CDISCOUNT who will perform on behalf of BANQUE CASINO the acts of direct marketing of banking or financial services meet the following conditions:

1.              Have legal age

2.              Prove before starting their functions:

•                  either a baccalauréat (A level) or equivalent

•                  or have professional training suited for the performance of the operations mentioned in paragraph 5 of Article L. 341-1 of the French Monetary and Financial Code.

•                  Failing the diplomas or levels of training provided in the first two subsections hereinabove, prove professional experience of at least two years in functions related to the performance of operations falling within the categories listed in points 1 to 5 of Article L. 341-1 of the aforementioned Code. This experience must have been gained in the five years prior to the appointment of the interested parties as direct marketer or managers of legal entities with an agency agreement pursuant to I of Article L. 341-4 of the aforementioned Code;

3.              Are not subject to:

•                  a prohibition to exercise, temporarily or permanently, an activity or a service, pursuant to the provisions of Article L. 621-15 of the French Monetary and Financial Code or by virtue of a sanction handed down before 24 November 2003 by the French Stock Market Transactions Commission, the French Financial Markets Committee or the French Financial Management Disciplinary Board;

•                  the sanctions provided in points 4 and 5 of Article L.613-21 of the French Monetary and Financial Code or in points 3 to 5 of Article L.310-18 of the French Insurance Code.

4.              Shall not have been the subject in the last ten years of one of the following final orders:

1.              For a crime;

2.              Of a sentence of at least three months’ imprisonment without suspended sentence for

a)             One of the offences provided for in Part I of Book III of the French Criminal Code and for the offences provided by special laws and punished by the sentences provided for fraud and abuse of trust;

b)             Concealment;

c)              Money-laundering;

d)             Active or passive corruption, trading in influence, misappropriation and embezzlement of assets;

e)              Forgery, falsification of securities or other fiduciary securities issued by the public authority, falsification of the marks of the authority;

f)               Participation in a criminal association;

g)              Drug trafficking

h)             Pimping and similar offences;

i)                 One of the offences provided for in Section 3 of Chapter V of Part H of Book II of the French Criminal Code;

j)                One of the breaches of the legislation on trading companies provided for in Part IV of Book II of the French Commercial Code;

k)             Bankruptcy;

l)                 Practice of loan sharking;

m)         One of the offences provided for by the French Law of 21 May 1836 prohibiting lotteries, by the French Law of 15 June 1907 regulating gambling in societies and casinos of seaside towns, spas and health resorts and by the French Law No. 83-628 of 12 July 1983 on games of chance;

n)             Breach of the legislation and regulations on financial relations with other countries;

o)             Tax fraud;

p)             One of the offences provided for in Articles L. 163-2 to L. 163-8, L. 163-11 and L. 163-12 of the French Monetary and Financial Code;

q)             One of the offences provided for in Articles L. 122-8 to L. 122-10 and L. 213-1 to L. 213-5 of the French Consumer Code;

r)                One of the offences provided for in Articles L. 465-1 and L. 465-2 of the French Monetary and Financial Code;

s)               One of the offences provided for in Section 2 of Chapter I of Part III of Book II, in Section I of Chapter III of Part V of Book III, in Chapters I to IV of Part VI of Book IV and in Part VII of Book V of the French Monetary and Financial Code

3                 For the discharge of duties as a public official or minister.

5.              Shall not have been the subject of a final personal bankruptcy measure or other final prohibition measure provided for in Articles L.625-1 to L.625-7 and L.625-9 to L.625-10 of the French Commercial Code or, in the previous regime, in Article 108 of the French Law No. 67-563 of 13 July 1967 on winding-up by court order, the liquidation of assets, personal bankruptcy and bankruptcy (if not rehabilitated).

The sworn statement herein is made pursuant to the provisions of Article D.341-2 of the French Monetary and Financial Code.

Drawn up in Paris on 30 December 2011

For Cdiscount

Mr Nicolas Woussen

[signature]